Exhibit 99.2

            AER ENERGY RESOURCES, INC. SECURITIES PURCHASE AGREEMENT


       THIS IS AN AGREEMENT (this "Agreement") by and between the undersigned ("Purchaser"), and AER Energy Resources, Inc., a Georgia corporation ("AER"), dated as of May 13, 1996, and by which Purchaser and AER, in consideration of the agreements set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agree as follows:

       1. Agreement to Purchase and Sell. Upon the terms set forth in this Agreement, Purchaser hereby agrees to purchase from AER and AER agrees to sell to Purchaser (i) 1,584,158 shares of AER's no par value Common Stock (the "Shares") and (ii) warrants to purchase 835,000 shares of AER's no par value Common Stock (collectively the "Warrant") in accordance with the terms and conditions set forth in the form of warrant attached hereto as Exhibit
A. The aggregate purchase price for the Shares and the Warrant shall be $6.3125 times the number of Shares being purchased and sold hereby. The aggregate purchase price shall be allocated between the Shares and the Warrant by AER as of the Closing (defined below).

       2. The Closing. The closing shall occur at 8:30 a.m. on May 20, 1996 (the "Closing") in the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia 30309-3996, or as the parties shall otherwise agree. At the Closing, the following shall occur:

            (a) AER shall deliver to Purchaser a duly completed and executed share certificate in the name of Purchaser representing the Shares and a duly completed and executed Warrant.

            (b) Purchaser shall deliver to AER by wire transfer in immediately available federal funds the aggregate purchase price of the Shares and the Warrant.

       3.   Representations and Warranties.

            (a)  By AER.    AER hereby represents and warrants to Purchaser
that:

                 (i) AER is a duly incorporated and organized Georgia corporation validly existing and in good standing under Georgia law;

                 (ii) AER has the power and authority to issue the Shares and grant the Warrant to Purchaser pursuant to this Agreement and to execute, deliver and otherwise perform this Agreement, and without limiting the foregoing, the Board of Directors of AER has authorized and approved the execution, delivery and performance of this Agreement;

                 (iii) the Shares and the Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") when issued will be validly issued, fully paid and nonassessable shares of capital stock of AER free and clear of any liens, encumbrances, adverse rights or claims of any kind whatsoever at the Closing, the Shares will be listed on the Nasdaq National Market, the Warrant Shares will be listed on the Nasdaq National Market, subject to notice of issuance, and AER will at all times maintain a number of authorized but unissued shares of Common Stock for issuance of the Warrant Shares to Purchaser;

                 (iv) this Agreement and the Warrant each has been duly executed and delivered by AER, and constitutes the legal, valid and binding obligation of AER, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors' rights generally and the discretion of the courts in granting equitable remedies;

                 (v) the execution, delivery and performance of this Agreement and the Warrant each is in compliance with, and is not and will not be, after the giving of notice or the passage of time or both, in violation of (A) the articles of incorporation or bylaws of AER as amended or restated, (B) any applicable law, regulation or order to which AER or its assets is subject or bound, or (C) any agreement to which AER or its assets is subject or bound (and without limiting the foregoing, will not result in any preemptive rights or otherwise require the issuance of stock or other securities to satisfy antidilution or other similar requirements);

                 (vi) all of the documents (the "SEC Documents") filed by AER within the last thirty-six months prior to the date of this Agreement with the Securities and Exchange Commission (the "Commission") in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (collectively the "Securities Acts"), conformed in all material respects to the requirements of the Securities Acts and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

                 (vii) the authorized capital stock of AER consists of 100,000,000 shares of Common Stock, no par value ("Common Stock") and 10,000,000 shares of Preferred Stock, no par value. Other than agreements similar to this Agreement relating to the sale of up to $10,000,000 of Common Stock and related warrants and other than as is set forth in the SEC Documents, which describe, among other things, AER's 1995 8% Convertible Debentures and the Warrant issued to Swartz Investments, Inc. in connection therewith, AER has no outstanding securities convertible into (or exercisable or exchangeable for) or evidencing the right to purchase or subscribe for, shares of its capital stock or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements, obligating it to issue any shares of its capital stock or securities convertible into capital stock;

                 (viii) the financial statements (including any related notes) included in the SEC Reports (the "Financial Statements"), have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be noted therein) and fairly present the financial condition, results of operations and cash flows of AER as of the dates thereof and for the periods ended on such dates (in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which were or could be expected to be material in amount or effect));

                 (ix) except as set forth in the Financial Statements, since December 31, 1995, AER has conducted its business only in the ordinary course in substantially the same manner as theretofore conducted, and AER has not undergone or suffered any material adverse change in its condition, financial or otherwise, business, operations, affairs, properties, assets or prospects.

            (b)  By Purchaser. Purchaser hereby represents and warrants to
AER:

                 (i) this Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors' rights generally and the discretion of the courts in granting equitable remedies;

                 (ii) Purchaser will acquire the Shares, the Warrant and the Warrant Shares (collectively the "Securities") for its own account, to hold for investment, and with no present intention of dividing its participation with others or reselling or otherwise participating, directly or indirectly, in a distribution of the Securities, and it will not make any sale, transfer, or other disposition of the Securities in violation of the Securities Act or any applicable state securities laws (the "State Acts"). Purchaser agrees that there will be placed on the Warrant and any certificate for the Shares or the Warrant Shares, or any substitutions for it, a legend stating in substance:

                 THE SECURITIES EVIDENCED HEREBY HAVE NOT
                 BEEN REGISTERED UNDER THE SECURITIES ACT
                 OF 1933 AS AMENDED (THE "SECURITIES ACT)
                 OR ANY STATE SECURITIES LAWS IN RELIANCE
                 ON ONE OR MORE EXEMPTIONS THEREUNDER AND
                 MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN
                 TRANSACTIONS EXEMPT FROM REGISTRATION
                 UNDER THE SECURITIES ACT OR ANY
                 APPLICABLE STATE SECURITIES LAWS OR
                 PURSUANT TO AN EFFECTIVE REGISTRATION
                 STATEMENT THEREUNDER. THE SECURITIES
                 EVIDENCED HEREBY ARE SUBJECT TO
                 RESTRICTIONS ON TRANSFER CONTAINED IN A
                 SECURITIES PURCHASE AGREEMENT TO WHICH
                 THE CORPORATION IS A PARTY. ANY TRANSFER
                 OF THE SECURITIES REPRESENTED HEREBY IN
                 VIOLATION OF SAID AGREEMENT SHALL BE
                 VOID. THE CORPORATION WILL MAIL TO THE
                 HOLDER OF THESE SECURITIES A COPY OF
                 SUCH RESTRICTIONS WITHOUT CHARGE WITHIN
                 FIVE (5) DAYS AFTER RECEIPT OF WRITTEN
                 REQUEST THEREFOR ADDRESSED TO THE
                 CORPORATION.

                 (iii) Purchaser, in offering to subscribe for the Securities hereunder, has been given access to all material and relevant information concerning AER, thereby enabling Purchaser to make an informed investment decision concerning the Securities. Purchaser has relied solely upon an independent investigation made by it and its representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine data and information relating to AER. In making its investment decision to purchase the Securities, Purchaser is not relying on any oral or written representations or assurances from AER or any other person or any representation of AER or any other person other than as set forth in this Agreement. Without limiting the foregoing, Purchaser has reviewed AER's Annual Report on Form 10-K for the year ended December 31, 1995 and AER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

                 (iv) Purchaser understands and acknowledges that an investment in the Securities involves a high degree of risk. Purchaser represents that Purchaser is able to bear the economic risk of an investment in the Securities, which Purchaser acknowledges are currently illiquid and may remain illiquid indefinitely, including a possible total loss of its investment. In making this statement Purchaser hereby represents and warrants to AER that Purchaser has adequate means of providing for Purchaser's current needs and contingencies; Purchaser is able to afford to hold the Securities for an indefinite period and Purchaser further represents that Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Securities. Further, Purchaser represents that Purchaser has no present need for liquidity in the Securities and Purchaser is willing to accept such investment risks.

                 (v) Purchaser understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon or made any recommendation or endorsement of AER or the Securities.

                 (vi) This Agreement is made by AER with Purchaser in reliance upon Purchaser's representations and covenants made in this Section 3(b), which reliance by its execution of this Agreement Purchaser hereby confirms.

                 (vii) Purchaser understands that the Securities have not been registered under the Securities Act or any State Acts and are being offered and sold pursuant to exemptions therefrom based in part upon the representations of Purchaser contained herein.

                 (viii) Purchaser knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Securities.

                 (ix) Purchaser has reviewed with its tax advisors the U.S. federal, state, local and foreign tax consequences of an investment in the Securities and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of AER or any of its agents and understands that Purchaser (and not AER) shall be responsible for Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                 (x) Purchaser's acquisition of the Securities is not a transaction (or any element of a series of transactions) that is a part of a plan or scheme to evade the registration provisions of the Securities Act.

       4.   Registration of Shares.

            (a) Demand Registration. If at any time after two (2) years and prior to five (5) years from the date of the Closing, AER shall receive a written request from purchasers of shares in the offering (the "Offering") of which this Agreement is a part (collectively the "Purchasers") who purchased in the aggregate more than fifty percent (50%) of the shares included in the Offering that AER file a registration statement under the Securities Act, covering the registration of all or any portion of such shares acquired by the Purchasers in the Offering, and all or any portion of the Warrant Shares, AER shall first notify in writing each Purchaser who has not joined in such request. Each such Purchaser shall have ten (10) days in which to notify AER of its intention to join in the request to register its shares. Not later than ninety (90) days after receipt by AER of a written request for a demand registration pursuant to this Section 4(a), AER shall file a registration statement with the Commission relating to the shares as to which such requests for a demand registration relate (the "Requested Shares") and AER shall use its best efforts to cause the registration statement (which may cover, without limitation, an offering on a delayed or continuous basis open for up to one hundred eighty (180) days pursuant to Commission Rule 415) for the Requested Shares to become effective under the Securities Act. AER shall be obligated to effect only two (2) registrations pursuant to this Section 4(a) for all Purchasers together. Any such request shall be subject to the rights of the Debenture Subscribers (defined below) pursuant to the Registration Rights Agreement dated as of November 22, 1995 among AER, the Debenture Subscribers and Swartz Investments, Inc.

            (b) Delay of Registration. Notwithstanding anything to the contrary in Section 4(a), AER shall have the right (i) to defer the initial filing or request for acceleration of effectiveness of any registration pursuant to Section 4(a) or (ii) after effectiveness, to suspend effectiveness of any such registration statement or to require holders to suspend further sales pending amendment (collectively a "Delay"), if, in the good faith judgment of the Board of Directors of AER and upon the advice of counsel to AER, such delay in filing or requesting acceleration of effectiveness or such suspension of effectiveness or suspension of sales is necessary in light of the existence of material non-public information (financial or otherwise) concerning AER disclosure of which at the time is not, in the opinion of the Board of Directors of AER and upon the advice of counsel, (A) otherwise required and (B) in the best interests of AER; provided. however that AER will not invoke a Delay for more than three (3) months, unless the reason for the Delay is that AER is then engaged in an acquisition, in which case it will use its best efforts to end the Delay as soon as possible and provided, further that AER will not invoke Delays for more than an aggregate of six (6) months in any calendar year. The one hundred eighty (180) day period referred to herein during which the registration statement may be kept current after its effective date shall be extended for an additional number of business days equal to the number of business days during which the right to sell shares was suspended pursuant to the preceding sentence, and, if and to the extent necessary to effect such extension, the five (5)-year period referred to above shall also be extended. In addition, the five (5)-year period will also be extended if any registration has been delayed pursuant to the foregoing and cannot be completed within such period.

            (c) "Piggyback" Registration. If at any time after two (2) years and prior to five (5) years from the date of the Closing, AER shall determine to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its equity securities by it or any of its security holders (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor or similar form), AER will give written notice of its determination to Purchaser. Upon the written request of Purchaser given to AER within ten (10) days after its receipt of any such notice by AER, AER will cause all the Shares and Warrant Shares which Purchaser has requested to have registered to be included in such registration statement; provided, however, that such request shall be subject to the rights of the Debenture Subscribers (defined below) pursuant to the Registration Rights Agreement dated as of November 22, 1995 among AER, the Debenture Subscribers and Swartz Investments, Inc., and provided. further that, if the managing underwriter, in the case of an underwritten public offering, determines and advises in writing that the inclusion in the registration statement of all the Shares and Warrant Shares proposed to be included by Purchaser would interfere with the successful marketing of the securities proposed to be registered by AER, then the number of such Shares and Warrant Shares to be included in the registration statement shall be reduced in accordance with the recommendations of the managing underwriter, except that if the managing underwriter determines and advises that the inclusion in such registration statement of any Shares and Warrant Shares owned by Purchaser would so interfere, then no Shares or Warrant Shares owned by Purchaser shall be included in such registration statement; provided that any such reduction shall be made pro rata with respect to all Purchasers requesting such registration.

            (d) Expenses. With respect to each inclusion of shares in a registration statement pursuant to Section 4(a) or 4(b), AER shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for AER and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements not expressly included above shall be borne pro rata by the Purchasers whose shares are included in such registration statement.

            (e) Indemnification, Etc. In the event that shares are registered pursuant to Section 4(a) or 4(b), AER and Purchaser shall execute reasonable and customary underwriting, indemnification and lock-up agreements relating to such registration and shall undertake reasonable and customary registration procedures.

       5.   Certain Limitations.    The Securities shall be subject to the
following limitations:

            (a) Except in the case of a transfer of Securities upon a merger of AER or similar transaction with another corporation in which AER does not survive or survives only as a subsidiary of another corporation, none of the Securities may be transferred by Purchaser by any means (except by will or the laws of descent and distribution if Purchaser is an individual and except upon dissolution or to an entity under common control with Purchaser (as "control" is defined under Rule 405 of the Securities
Act) if Purchaser is a corporation, partnership or similar entity) for a period of two (2) years after the Closing in the case of the Shares and the Warrant Shares and one (1) year after the Closing in the case of the Warrant;

            (b) Purchaser will not directly or indirectly sell a call or buy a put with respect to the Shares and the Warrant Shares for a period of two (2) years after the Closing in the case of the Shares, and a period of one (1) year after the Closing in the case of the Warrant Shares; and

            (c) Purchaser will not directly or indirectly sell any Shares or Warrant Shares short or otherwise enter into any derivative contract with respect to the Shares or the Warrant Shares for a period of two (2) years after the Closing.

            AER may waive any of these limitations at any time as to any Purchaser or Purchasers.

       6. Termination; Survival; Indemnification. This Agreement may be terminated by AER for any reason or no reason at any time prior to the Closing without liability of any kind. The representations, warranties and agreements made in this Agreement shall survive the Closing. Each party, acknowledging that the other is entitled to rely on its representations, warranties and agreements in this Agreement in order to preserve the benefit of the bargain otherwise represented by this Agreement, agrees that neither the survival of such representations, warranties and agreements, nor their enforceability nor any remedies for breaches of them shall be affected by any knowledge of a party regardless of when or how such party acquired such knowledge.

       7. Right of First Refusal. The purchasers of AER's 1995 8% Convertible Debentures (the "Debenture Subscribers") have a seven-day right to purchase their pro rata portion of certain issuances of debt or equity securities by AER within two hundred forty (240) days after the purchase of such debentures by the Debenture Subscribers. Prior to execution and delivery of this Agreement by AER, AER has offered an aggregate of 1,584,158 shares of Common Stock and Warrants to purchase 835,000 shares of Common Stock to the Debenture Subscribers in accordance therewith.

       8.   Miscellaneous.

            (a) Good Faith Efforts; Further Assurances; Cooperation. Subject to AER's right to terminate in Section 6, the parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated in this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other in order more effectively to consummate or document the transactions contemplated by this Agreement. The parties shall cooperate with each other and their respective counsel, accountants or representatives in connection with any actions required to be taken as part of their respective rights and obligations under this Agreement.

            (b) Notices. Each notice, communication and delivery under this Agreement (i) shall be made in writing signed by the party making the same, (ii) shall specify the section of this Agreement pursuant to which it is given, (iii) shall be given either in person or by a nationally recognized next business day delivery service or by telecopier, and (iv) if not given in person, shall be given to a party at the address set forth below such party's signature (or at such other address as a party may furnish to the other parties to this Agreement pursuant to this Section 8(b)). If notice is given pursuant to this Section 8(b) of a permitted successor or assign of a party, then notice shall also thereafter be given as set forth above to such successor or assign of such party.

            (c) Assignment. Except in the case of a transfer permitted under Section 5(a), no assignment or transfer by Purchaser of its rights and obligations under this Agreement shall be made by merger or other operation of law or otherwise except with the prior written consent of AER. This Agreement is binding upon the parties and their successors and assigns and inures to the benefit of the parties and their permitted successors and assigns and, when appropriate to effect the binding nature of this Agreement for the benefit of the other parties, of any other successor or assign.

            (d) Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential for accomplishing its purposes shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.

            (e) Controlling Law; Integration; Amendment; Waiver. This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Georgia (except the laws of that state that would render such choice of laws ineffective). This Agreement supersedes all prior negotiations, agreements and understandings between the parties as to its subject matter, constitutes the entire agreement between the parties as to its subject matter and may not be altered or amended except in writing signed by the parties. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party of any provision or of a breach of any provision of this Agreement, whether by conduct or otherwise, in any one of more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision or of a breach of any other provision of this Agreement.

            (f) Copies. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

       DULY EXECUTED and delivered by Purchaser and AER, on May   , 1996.


PURCHASER:                  FW AER PARTNERS, L.P.
                                (EXACT NAME OF PURCHASER -- PRINT OR
                                TYPE)

                                By  Group 31, Inc., General Partner

                                By:
                                    Name:
                                    Title:


                                Address:
                                201 Main Street, Suite 3100
                                Fort Worth, Texas 76102
                                Phone: (817) 390 8500
                                Fax Number: (817) 338-2064


AER:                            AER ENERGY RESOURCES, INC.


                                By:
                                    Name:
                                    Title:

                                Address:
                                4600 Highlands Parkway, Suite G
                                Smyrna, Georgia 30082




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